Exhibit 23.1

Consent of Independent Registered Public Accounting Firm

Dakota Plains Holdings, Inc.

Wayzata, MN

We hereby consent to the incorporation by reference in the Registration Statements on Form S-3 (No. 333-191431) and Form S-8 (No. 333-184046) of Dakota Plains Holdings, Inc. of our report dated March 23, 2015, relating to the consolidated financial statements of Dakota Plains Holdings, Inc. and subsidiaries, and of our reports dated March 14, 2014, relating to (i) the financial statements of Dakota Petroleum Transport Solutions, LLC, and (ii) the financial statements of DPTS Marketing, LLC, which appear in this annual report on Form 10-K.

/s/ BDO USA, LLP

Houston, Texas

March 23, 2015